Newmont Announces First Quarter 2013 Results

Consolidated spending(1) down $217 million or 13% vs. prior year quarter; 2013 capital expenditure guidance lowered by $100 million

This release should be read in conjunction with Newmont's First Quarter 2013 Form 10-Q filed with the Securities and Exchange Commission on April 29, 2013 (available at www.newmont.com).

DENVER, April 29, 2013 /PRNewswire/ -- Newmont Mining Corporation (NYSE: NEM) ("Newmont" or the "Company") today reported attributable net income from continuing operations of $315 million, or $0.63 per basic share, down 44% from $561 million, or $1.13 per basic share in the first quarter of 2012. As previously reported, results for the first quarter of 2013 compared to the first quarter of 2012 were influenced by lower grade and recovery at Carlin and lower grade at Twin Creeks in Nevada, and shipping delays resulting in lower concentrate sales. Adjusted net income2 was $354 million, or $0.71 per basic share, compared with $578 million, or $1.17 per basic share, for the prior year quarter.

Quarterly Highlights3

  Attributable gold and copper production of 1.165 million ounces and 38 million pounds, down 11% and up 9%, respectively, from the prior year quarter; attributable gold and copper sales of 1.142 million ounces and 31 million pounds, down 11% and 16%, respectively, from the prior year quarter;
  Attributable all-in sustaining costs1 down 7% or $92 million vs. prior year quarter;
  Gold and copper costs applicable to sales ("CAS") of $758 per ounce and $2.19 per pound, up 22% and up 11%, respectively, from the prior year quarter;
  Consolidated spending1 down $217 million, or 13% vs. prior year quarter;
  Lowering 2013 capital expenditure guidance by $100 million;
  Maintaining attributable gold and copper production and CAS guidance for the year; and
  Second quarter dividend payable of $0.35 per share in accordance with the Company's gold-price-linked dividend policy and consistent with the prior year quarter.

"We made progress on our plans to build long-term shareholder value through disciplined capital allocation and cost and efficiency improvements," said Gary Goldberg, President and Chief Executive Officer. "We cut planned 2013 capital expenditure guidance by $100 million and reduced our consolidated spending by $217 million compared to the first quarter of 2012. This drove our all-in sustaining cost per ounce to the lower end of guidance despite some production challenges. We continue to build on this and the $130 million savings we realized last year by streamlining operating and overhead costs and investing in more profitable production to improve shareholder returns. We expect first production at Akyem in Ghana later this year, and the ramp up Phase 6 ore mining at Batu Hijau in Indonesia late next year, to enhance free cash flow in 2014 and 2015," added Goldberg.

The Company continues to expect full year 2013 attributable gold and copper production of 4.8 – 5.1 million ounces and 150 – 170 million pounds, respectively. Planned production is expected to increase in the second half of the year primarily as a result of greater mill throughput in Nevada and the ramp up of first production at Akyem in Ghana.

Newmont is lowering its 2013 attributable and consolidated capital expenditure outlook by $100 million to $2.0 to $2.2 billion, and to $2.3 to $2.5 billion, respectively.

As previously announced, Newmont's Board of Directors approved a second quarter gold price-linked dividend in accordance with the Company's gold price-linked dividend policy of $0.35 per share4 based upon the average London P.M. Gold Fix for the first quarter.

Operations

North America

Nevada – Attributable gold production in Nevada was 381,000 ounces at CAS of $774 per ounce during the first quarter. Gold production decreased 12% from the prior year quarter due to lower grade and recovery at Mill 5 and Mill 6 and lower grade at the Twin Creeks autoclave, partially offset by new production at Emigrant and higher throughput at Phoenix. CAS per ounce increased 25% due to lower ounces sold and lower capitalized mine development activities in 2013 compared to 2012.

The Company continues to expect 2013 attributable gold production of between 1.7 million and 1.8 million ounces at CAS of between $600 and $650 per ounce and is lowering its 2013 capital expenditure outlook range by $50 million to between $550 to $600 million, consolidated and attributable. The Board also recently approved full funding of $398 million for the Turf/Leevile vent shaft scheduled for completion in 2015.

La Herradura – Attributable gold production at La Herradura in Mexico was 55,000 ounces at CAS of $717 per ounce during the first quarter. Gold production increased 2% from the prior year quarter due to higher leach placement and grade. CAS per ounce increased 23% due to mining additional waste tons compared to 2012.

The Company continues to expect 2013 attributable gold production of between 225,000 and 275,000 ounces at CAS of between $650 and $700 per ounce.

South America

Yanacocha – Attributable gold production at Yanacocha in Peru was 147,000 ounces at CAS of $568 per ounce during the first quarter. Gold production decreased 22% from the prior year quarter due to lower mill grade and lower leach ore placement from Chaquicocha. CAS per ounce increased 24% due to lower production and lower silver by-product credits.

The Company continues to expect 2013 attributable gold production of between 475,000 and 525,000 ounces at CAS of between $600 and $650 per ounce.

La Zanja – Attributable gold production during the first quarter at La Zanja in Peru was approximately 15,000 ounces.

The Company continues to expect 2013 attributable gold production of between 40,000 and 50,000 ounces.

Australia/New Zealand

Boddington – Attributable gold and copper production during the first quarter at Boddington in Australia was 177,000 ounces and 18 million pounds, respectively, at CAS of $873 per ounce and $2.35 per pound, respectively. Gold and copper production increased 9% and 29%, respectively, from the prior year quarter due to higher mill grade. CAS increased 12% per ounce and increased 21% per pound from the prior year quarter due to a higher strip ratio, higher mill maintenance costs, and the impact of the carbon tax which took effect in July 2012. Copper costs applicable to sales were also affected by the higher co-product cost allocated to copper compared to the prior year quarter.

The Company continues to expect 2013 attributable gold production of between 700,000 and 750,000 ounces at CAS of between $850 and $950 per ounce and attributable copper production of between 70 and 80 million pounds at CAS of between $2.45 and $2.65 per pound.

Other Australia/New Zealand – Attributable gold production5 during the first quarter was 258,000 ounces at CAS of $962 per ounce. Gold production decreased 4% from the prior year quarter due to lower mill grade at Jundee, Kalgoorlie, and Tanami coupled with lower throughput at Tanami and partly offset by higher throughput at Waihi. CAS per ounce increased 27% primarily due to lower production, higher operating costs, and the impact of the carbon tax.

The Company continues to expect 2013 attributable gold production of between 925,000 and 975,000 ounces at CAS of between $950 and $1,050 per ounce and is lowering its 2013 capital expenditure outlook range by $25 million to between $200 to $250 million, consolidated and attributable.

Indonesia

Batu Hijau – Attributable gold and copper production during the first quarter at Batu Hijau in Indonesia was 7,000 ounces and 20 million pounds, respectively, at CAS of $993 per ounce and $2.05 per pound, respectively. Gold and copper production decreased 36% and 5%, respectively, due to lower grade and recovery as a result of processing lower grade stockpiled material as Phase 6 stripping continues. CAS increased 9% per ounce and 3% per pound, respectively, due to lower production partially offset by lower mill maintenance costs.

The Company continues to expect 2013 attributable gold production of between 20,000 and 30,000 ounces at CAS of between $900 and $1,000 per ounce and attributable copper production of between 75 and 90 million pounds at CAS of between $2.20 and $2.40 per pound.

Africa

Ahafo – Attributable gold production during the first quarter at Ahafo in Ghana was 125,000 ounces at CAS of $555 per ounce. Gold production decreased 29% from the prior year quarter due to an increase of in-process inventory and lower milled grade, partly offset by higher recovery. CAS per ounce decreased 2% from the prior year quarter due to lower mining and milling costs compared to the prior year quarter.

The Company continues to expect 2013 attributable gold production at Ahafo of between 525,000 and 575,000 ounces at CAS of between $550 and $600 per ounce.

The Company is lowering its 2013 capital expenditure outlook range for Africa by $25 million to between $625 to $675 million, consolidated and attributable.

All-in Sustaining Costs Update

Consolidated spending is down $217 million, or 13% vs. prior year quarter. Consolidated all-in sustaining costs were $1,086 per ounce during the first quarter, or $1,115 per ounce on an attributable basis, due to lower gold and copper production, partially offset by lower advanced projects, exploration and sustaining capital spending. The Company continues to expect all-in sustaining costs of between $1,100 to $1,200 per ounce on both a consolidated and attributable basis for 2013.

The following table reconciles this non-GAAP measure to the most directly comparable GAAP measure:

All-In Sustaining Costs ($M)	Three Months Ended March 31,
	2013	2012
Cost applicable to sales	1,044	1,017
Advanced projects, research and development, and Exploration	111	190
General and administrative	56	54
Other expense, net(1)	46	70
Sustaining capital(2)	238	381
Consolidated Spending	$1,495	$1,712
Copper sales	$(135)	$(233)
Consolidated all-in sustaining costs	$1,360	$1,479
Noncontrolling interests	$(119)	$(146)
Attributable all-in sustaining costs	$1,241	$1,333

Gold ounces sold (thousands)
Consolidated	1,252	1,455
Noncontrolling interests	(139)	(181)
Attributable(3)	1,113	1,274

All-in sustaining costs (per ounce)
Consolidated	$1,086	$1,016
Attributable	$1,115	$1,046

(1)	Other expense, net is adjusted for restructuring of $9 and TMAC transaction costs of $45 for 2013 and Hope Bay care and maintenance of $50 for 2012.

(2)	Excludes capital expenditures for development projects at Conga, Akyem, Phoenix Copper Leach, and Turf Vent Shaft for 2013 and 2012 and additionally, excludes Emigrant for 2012 only.

(3)	Excludes attributable production from La Zanja and Duketon.

Capital Update

Capital expenditures in North America during the first quarter of 2013 were primarily related to the construction of the Phoenix Copper Leach project, the development of the Turf/Leeville vent shaft, surface and underground mine development in both Nevada and Mexico and infrastructure improvements in Nevada. Capital expenditures in South America were primarily related to the Conga and Merian projects, surface mine development and equipment purchases. The majority of capital expenditures in Australia and New Zealand were for underground mine development, tailings facility construction, mining equipment purchases and infrastructure improvements. Capital expenditures in Batu Hijau were primarily for equipment and equipment component purchases and infrastructure improvements. Capital expenditures in Africa were primarily related to Akyem development and the Subika expansion project, equipment purchases and surface mine development at Ahafo.

We remain focused on the progression of our next generation of mining projects. Approximately 40% of our 2013 capital expenditures will be allocated as development capital, including the Akyem project, the Phoenix Copper Leach project, the Ahafo Mill Expansion, the Conga project and other expansion projects in Nevada and at La Herradura, with the remaining 60% expected to be spent on sustaining capital. Additional capital investment is also possible at the Merian project in Suriname in 2013 pending the outcome of further dialogue with the government and project economic evaluation. We continue to manage our wider project portfolio to maintain flexibility to address the development risks associated with our projects including permitting, local community and government support, engineering and procurement availability, technical issues, escalating costs and other associated risks that could adversely impact the timing and costs of certain opportunities.

2013 Outlook6,7

2013 Attributable Production, Consolidated CAS and Capital Outlook
Region	Attributable Production (Kozs, Mlbs)	Consolidated CAS ($/oz, $/lb) [b]	Consolidated Capital Expenditures ($M) [c]	Attributable Capital Expenditures ($M)[c]
Nevada [a]	1,700 - 1,800	$600 - $650	$550 - $600	$550 - $600
La Herradura	225 - 275	$650 - $700	$125 - $175	$125 - $175
North America	1,950 - 2,050	$600 - $650	$700 - $750	$700 - $750
Yanacocha	475 - 525	$600 - $650	$225 - $275	$100 - $150
La Zanja	40 - 50	-	-	-
Conga	-	-	$250 - $300	$125 - $175
South America	550 - 600	$600 - $650	$550 - $600	$250 - $300
Boddington	700 - 750	$850 - $950	$125 - $175	$125 - $175
Other Australia/NZ	925 - 975	$950 - $1,050	$200 - $250	$200 - $250
Australia/New Zealand	1,625 - 1,725	$900 - $1,000	$350 - $400	$350 - $400
Batu Hijau, Indonesia[d]	20 - 30	$900 - $1,000	$75 - $125	$25 - $75
Ahafo	525 - 575	$550 - $600	$375 - $425	$375 - $425
Akyem	50 - 100	$450 - $500	$225 - $275	$225 - $275
Africa	625 - 675	$525 - $575	$625 - $675	$625 - $675
Corporate/Other	-	-	$20 - $30	$20 - $30
Total Gold	4,800 - 5,100	$675 - $750	$2,300 - $2,500	$2,000 - $2,200
Boddington	70 - 80	$2.45 - $2.65	-	-
Batu Hijau	75 - 90	$2.20 - $2.40	-	-
Total Copper	150 - 170	$2.25 - $2.50
[a]Nevada CAS includes by-product credits from an estimated 30-40 million pounds of copper production at Phoenix, net of treatment and refining charges.
[b] 2013 Attributable CAS Outlook is $700 - $750 per ounce.
[c]Excludes capitalized interest of approximately $142 million, consolidated and attributable.
[d] Assumes Batu Hijau economic interest of 44.56% for 2013, subject to final divestiture obligations.

2013 Expense Outlook
Description	Consolidated Expenses ($M)	Attributable Expenses ($M)

General & Administrative	$200 - $250	$200 - $250
DD&A	$1,050 - $1,100	$850 - $900
Exploration Expense	$250 - $300	$225 - $275
Advanced Projects & R&D	$350 - $400	$300 - $350
Other Expense	$200 - $250	$150 - $200
Sustaining Capital	$1,400 - $1,500	$1,200 - $1,300
Interest Expense	$200 - $250	$175 - $225
Tax Rate	30% - 32%	30% - 32%
All-in sustaining cost ($/ounce)[a,b,c]	$1,100 - $1,200	$1,100 - $1,200
Key Assumptions
Gold Price ($/ounce)	$1,500	$1,500
Copper Price ($/pound)	$3.50	$3.50
Oil Price ($/barrel)	$90	$90
AUD Exchange Rate	$1.00	$1.00

[a] All-in sustaining cost is a non-GAAP metric defined by the Company as the sum of costs applicable to sales, copper by-product credits, G&A, exploration expense, advanced projects and R&D, other expense, and sustaining capital.

[b] All-in sustaining cost per ounce is calculated by dividing all-in sustaining cost by the midpoint of estimated sales, less non-consolidated interests in La Zanja and Duketon and development ounces.

[c] The Company's methodology for calculating all-in sustaining costs was developed independently, and is subject to change due to a number of factors including the possible adoption of formal industry guidelines from the World Gold Council.

NEWMONT MINING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in millions except per share)

	Three Months Ended
	March 31,
	2013	2012

Sales	$2,177	$2,683

Costs and expenses
Costs applicable to sales (1)	1,044	1,017
Amortization	267	231
Reclamation and remediation	18	16
Exploration	59	88
Advanced projects, research and development	52	102
General and administrative	56	54
Other expense, net	100	120
	1,596	1,628
Other income (expense)
Other income, net	26	33
Interest expense, net	(65)	(52)
	(39)	(19)
Income before income and mining tax and other items	542	1,036
Income and mining tax expense	(181)	(343)
Equity income (loss) of affiliates	(4)	(19)
Income from continuing operations	357	674
Income (loss) from discontinued operations	-	(71)
Net income	357	603
Net income attributable to noncontrolling interests	(42)	(113)
Net income attributable to Newmont stockholders	$315	$490

Net income attributable to Newmont stockholders:
Continuing operations	$315	$561
Discontinued operations	-	(71)
	$315	$490
Income per common share
Basic:
Continuing operations	$0.63	$1.13
Discontinued operations	-	(0.14)
	$0.63	$0.99
Diluted:
Continuing operations	$0.63	$1.11
Discontinued operations	-	(0.14)
	$0.63	$0.97

Cash dividends declared per common share	$0.425	$0.35

(1) Excludes Amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended
	March 31,
	2013	2012
Operating activities:
Net income	$357	$603
Adjustments:
Amortization	267	231
Stock based compensation and other non-cash benefits	19	17
Reclamation and remediation	18	16
Loss from discontinued operations	-	71
Impairment of marketable securities	4	24
Deferred income taxes	(11)	(55)
Gain on asset sales, net	(1)	(10)
Other operating adjustments and write-downs	74	72
Net change in operating assets and liabilities	(288)	(356)
Net cash provided from continuing operations	439	613
Net cash used in discontinued operations	(6)	(4)
Net cash provided from operations	433	609
Investing activities:
Additions to property, plant and mine development	(510)	(696)
Acquisitions, net	(8)	(11)
Sale of marketable securities	1	-
Purchases of marketable securities	(1)	(143)
Proceeds from sale of other assets	25	12
Other	(14)	(17)
Net cash used in investing activities	(507)	(855)
Financing activities:
Proceeds from debt, net	80	3,346
Repayment of debt	-	(1,907)
Payment of conversion premium on debt	-	(172)
Proceeds from stock issuance, net	1	2
Sale of noncontrolling interests	32	-
Acquisition of noncontrolling interests	(6)	-
Dividends paid to common stockholders	(211)	(173)
Other	(1)	(2)
Net cash provided from (used in) financing activities	(105)	1,094
Effect of exchange rate changes on cash	(4)	4
Net change in cash and cash equivalents	(183)	852
Cash and cash equivalents at beginning of period	1,561	1,760
Cash and cash equivalents at end of period	$1,378	$2,612

NEWMONT MINING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	At March 31,	At December 31,
	2013	2012
ASSETS
Cash and cash equivalents	$1,378	$1,561
Trade receivables	212	283
Accounts receivable	553	577
Investments	75	86
Inventories	846	796
Stockpiles and ore on leach pads	956	786
Deferred income tax assets	297	195
Other current assets	1,309	1,661
Current assets	5,626	5,945
Property, plant and mine development, net	18,151	18,010
Investments	1,361	1,446
Stockpiles and ore on leach pads	2,952	2,896
Deferred income tax assets	473	481
Other long-term assets	888	872
Total assets	$29,451	$29,650
LIABILITIES
Debt	$10	$10
Accounts payable	590	657
Employee-related benefits	290	339
Income and mining taxes	109	51
Other current liabilities	1,653	2,084
Current liabilities	2,652	3,141
Debt	6,379	6,288
Reclamation and remediation liabilities	1,465	1,457
Deferred income tax liabilities	862	858
Employee-related benefits	598	586
Other long-term liabilities	370	372
Total liabilities	12,326	12,702

EQUITY
Common stock	788	787
Additional paid-in capital	8,407	8,330
Accumulated other comprehensive income	429	490
Retained earnings	4,270	4,166
Newmont stockholders' equity	13,894	13,773
Noncontrolling interests	3,231	3,175
Total equity	17,125	16,948
Total liabilities and equity	$29,451	$29,650

Regional Operating Statistics
Production Statistics Summary
	Three Months Ended March 31,
	2013	2012
Consolidated gold ounces produced (thousands):
North America
Nevada	381	435
La Herradura	55	54
	436	489
South America
Yanacocha	285	366

Australia/New Zealand
Boddington	177	162
Other Australia/New Zealand	244	265
	421	427
Indonesia
Batu Hijau	14	22

Africa
Ahafo	125	175
	1,281	1,479
Consolidated copper pounds produced (millions):
Boddington	18	14
Batu Hijau	40	43
	58	57
Attributable gold ounces produced (thousands):
North America
Nevada	381	435
La Herradura	55	54
	436	489
South America
Yanacocha	147	188
Other South America Equity Interests	15	13
	162	201
Australia/New Zealand
Boddington	177	162
Other Australia/New Zealand	244	265
Other Australia/New Zealand Equity Interests	14	4
	435	431
Indonesia
Batu Hijau	7	11

Africa
Ahafo	125	175
	1,165	1,307
Attributable copper pounds produced (millions):
Boddington	18	14
Batu Hijau	20	21
	38	35

CAS and Capital Expenditures
	Three Months Ended March 31,
	2013	2012
Gold
Costs Applicable to Sales ($/ounce)(1)
North America
Nevada	$774	$617
La Herradura	717	581
	767	613
South America
Yanacocha	568	458

Australia/New Zealand
Boddington	873	782
Other Australia/New Zealand	962	757
	922	767
Indonesia
Batu Hijau	993	913

Africa
Ahafo	555	568
Average	$758	$620
Attributable to Newmont	$781	$637
Copper
Costs Applicable to Sales ($/pound)(1)
Boddington	$2.35	$1.94
Batu Hijau	2.05	2.00
Average	$2.19	$1.98
Attributable to Newmont	$2.24	$1.97
(1)Consolidated Costs applicable to sales excludes Amortization and Reclamation and remediation.

	Three Months Ended March 31,
	2013	2012
Consolidated Capital Expenditures ($ million)
North America
Nevada	$106	$157
La Herradura	19	21
	125	178
South America
Yanacocha	48	93
Conga	86	147
Other South America	21	27
	155	267
Australia/New Zealand
Boddington	25	23
Other Australia/New Zealand	41	73
	66	96
Indonesia
Batu Hijau	23	33

Africa
Ahafo	60	50
Akyem	68	85
	128	135
Corporate and Other	-	11
Total - Accrual Basis	$497	$720
Change in Capital Accrual	13	(24)
Total - Cash Basis	$510	$696
Attributable to Newmont (Accrual Basis)	$420	$586

Supplemental Information

Non-GAAP Financial Measures
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Reconciliation of Adjusted Net Income to GAAP Net Income
Management of the Company uses Adjusted net income to evaluate the Company's operating performance, and for planning and forecasting future business operations. The Company believes the use of Adjusted net income allows investors and analysts to compare results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items. Management's determination of the components of Adjusted net income are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Net income attributable to Newmont stockholders is reconciled to Adjusted net income as follows:

	Three Months Ended March 31,
	2013	2012
Net income attributable to Newmont stockholders	$315	$490
Restructuring and other	5	-
Impairments/asset sales, net	4	17
TMAC transaction costs	30	-
Discontinued operations (income) loss	-	71
Adjusted net income	$354	$578
Adjusted net income per share, basic	$0.71	$1.17
Adjusted net income per share, diluted	$0.71	$1.15

CAS per Ounce/Pound
CAS per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the CAS of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on both a consolidated and attributable to Newmont basis. Attributable CAS is based on our economic interest in production from our mines. For operations where we hold less than a 100% economic share in the production, we exclude the share of gold or copper production attributable to the non-controlling interest. We include attributable CAS per ounce/pound to provide management, investors and analysts with information with which to compare our performance to other gold producers. CAS per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

Net attributable CAS per ounce measures the benefit of copper produced in conjunction with gold, as a credit against the cost of producing gold. A number of other gold producers present their costs net of the contribution from copper and other non-gold sales. We believe that including a measure of this basis provides management, investors and analysts with information with which to compare our performance to other gold producers, and to better assess the overall performance of our business. In addition, this measure provides information to enable investors and analysts to understand the importance of non-gold revenues to our cost structure.

Costs applicable to sales per ounce/pound
	Gold		Copper
	Three Months Ended March 31,		Three Months Ended March 31,
	2013	2012	2013	2012

Costs applicable to sales:
Consolidated per financial statements	$949	$902	$95	$115
Noncontrolling interests(1)	(81)	(91)	(24)	(44)
Attributable to Newmont	$868	$811	$71	$71

Gold/Copper sold (thousand ounces/million pounds):
Consolidated	1,252	1,455	43	58
Noncontrolling interests(1)	(139)	(181)	(12)	(22)
Attributable to Newmont	1,113	1,274	31	36

Costs applicable to sales per ounce/pound:
Consolidated	$758	$620	$2.19	$1.98
Attributable to Newmont	$781	$637	$2.24	$1.97

Net attributable costs applicable to sales per ounce
	Three Months Ended March 31,
	2013	2012

Attributable costs applicable to sales:
Gold	$868	$811
Copper	71	71
	939	882

Copper revenue:
Consolidated	(135)	(233)
Noncontrolling interests(1)	36	89
	(99)	(144)
Net attributable costs applicable to sales	$840	$738

Attributable gold ounces sold (thousands)	1,113	1,274

Net attributable costs applicable to sales per ounce	$755	$580

(1)Relates to partners' interests in Batu Hijau and Yanacocha.

Conference Call Information
A conference call will be held on Tuesday, April 30, 2013 at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time); it will also be carried on the Company's website.

Conference Call Details

Dial-In Number	888.566.1822
Intl Dial-In Number	312.470.7116
Leader	John Seaberg
Passcode	Newmont
Replay Number	800-846-5455
Intl Replay Number	203-369-3127
Replay Passcode	2013

Webcast Details

URL	http://services.choruscall.com/links/newmont130430.html

The First Quarter 2013 results and related financial and statistical information will be available after the market close on Monday, April 29, 2013 on the "Investor Relations" section of the Company's web site, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company's website.

Cautionary Statement Regarding Forward Looking Statements, Including 2013 Outlook:

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future costs applicable to sales; (iii) estimates of future consolidated and attributable capital expenditures, CAS, and all-in sustaining cost; and (iv) expectations regarding the development, growth and exploration potential of the Company's projects. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company's projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; and (vii) the accuracy of our current mineral reserve and mineral resource estimates. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the "forward-looking statements". Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company's 2012 Annual Report on Form 10-K, filed on February 22, 2013, with the Securities and Exchange Commission, as well as the Company's other SEC filings. The Company does not undertake any obligation to release publicly revisions to any "forward-looking statement," including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued "forward-looking statement" constitutes a reaffirmation of that statement. Continued reliance on "forward-looking statements" is at investors' own risk.

1 Non-GAAP measure. See page 4 for reconciliation to costs applicable to sales which was $1,044 and $1,017 for the three months ended March 31 2013 and 2012, respectively.

2 Non-GAAP measure. See page 13 for reconciliation to net income attributable to stockholders which was $315 and $490 for the three months ended March 31, 2013 and 2012, respectively.

3Amounts reported are on a Consolidated basis, unless otherwise noted.

4 Payable on June 27, 2013 to shareholders of record as of June 12, 2013.

5 Includes 14,000 and 4,000 attributable ounces in the first quarter 2013 and 2012, respectively, from our interest in Duketon.

6 Outlook referenced in the table above and elsewhere in this release is based upon management's good faith estimates as of April 29, 2013 and are considered "forward-looking statements." References to outlook guidance are based on current mine plans, assumptions noted above and current geotechnical, metallurgical, hydrological and other physical conditions, which are subject to risk and uncertainty as discussed in the "Cautionary Statement" on page 15 and in the section entitled "Risk Factors" in the Company's form 10-K.

7 2013 Annual CAS, inclusive of hedge gains and losses, are expected to change by approximately $13 per ounce for every $10 change in the oil price and by approximately $6 per ounce for every $0.10 change in the Australian dollar exchange rate.

CONTACT: media, Omar Jabara, +1.303.837.5114, omar.jabara@newmont.com, or Diane Reberger, +1.303.967.9455, diane.reberger@newmont.com, or investor, John Seaberg, +1.303.837.5743, john.seaberg@newmont.com, or Karli Anderson, +1.303.837.6049, karli.anderson@newmont.com